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                                                                  EXHIBIT 10.18a
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                               FIRST AMENDMENT TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT ("Amendment") is entered into effective January 4, 2001 (the "Effective Date") by and between Sonic Automotive, Inc., a Delaware corporation ("Sonic") and Thomas A. Price ("Executive"), and is made with respect to the following facts and circumstances.

     A. Executive and Sonic are parties to that certain Executive Employment Agreement (the "Employment Agreement") dated December 10, 1999.

     B. Executive and Sonic now desire to amend the Employment Agreement on the terms and conditions set forth herein. Unless expressly defined in this Amendment, all capitalized terms shall have the meanings ascribed to them in the Employment Agreement.

     NOW, THEREFORE, in recognition of the foregoing premises, in exchange of the promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sonic and Executive agree as follows.

     1. Section 3.a. of the Employment Agreement is hereby amended to provide that, commencing on July 1, 2001 and continuing through the end of the term of the Employment Agreement, Executive's annual base salary shall be reduced from $600,000.00 to $300,000.00.

     2. Section 3.c. of the Employment Agreement is hereby deleted in its entirety. Executive (i) shall not be entitled to an adjustment of Executive's total compensation package due pursuant to the Employment Agreement based on the compensation paid by Sonic to O. Bruton Smith, and (ii) shall have no right to receive a bonus or other monetary compensation pursuant to Section 3 of the Employment Agreement in excess of the salary set forth in Section 3.a. of the Employment Agreement (as modified by Paragraph 1 above). The provisions of this Paragraph 2 shall apply with respect to calendar year 2000 and thereafter during the remaining term of the Employment Agreement.

     3. Section 5.b.(iv) of the Employment Agreement is hereby amended to provide that, notwithstanding anything to the contrary set forth in Section 5.b.(iv), Executive shall not be prevented from, and it shall not constitute a violation of said Section 5.b.(iv) of the Employment Agreement for Executive to,
(i) purchase, own and operate (either directly or indirectly) from Sonic (or its subsidiaries) the Land Rover dealership located at 647 Irwin Street, San Rafael, California, (ii) own and operate (either directly or indirectly) the existing Jaguar dealership located at 610 DuBois, San Rafael, California, or (iii) own an operate (either directly or indirectly) a Lincoln dealership in Marin County, California. The provisions of this Paragraph 3 shall not in any way otherwise diminish Executive's obligations under Section 5 of the Employment Agreement.

     4. Except as expressly modified herein, all other terms and conditions of the Employment Agreement shall remain in full force and effect, without modification.

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     Wherefore, the parties have executed and delivered this Amendment on the day and year first above written.

Sonic Automotive, Inc.,
a Delaware corporation


By:  /s/ O. Bruton Smith                             /s/ Thomas A. Price
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Its: Chairman and Chief Executive Officer            Thomas A. Price

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